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                          December 15, 2022

       Doug Tackett
       General Counsel
       ASCENT INDUSTRIES CO.
       1400 16 th Street, Suite 270
       Oak Brook, IL 60523

                                                        Re: ASCENT INDUSTRIES
CO.
                                                            Registration
Statement on Form S-3
                                                            Filed December 13,
2022
                                                            File No. 333-268780

       Dear Doug Tackett:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Eranga
Dias at 202-551-8107 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing